Exhibit 3.345
CERTIFICATE OF FORMATION
BRUNSWICK COUNTY LANDFILL, LLC
     Pursuant to § 18-201, Delaware Code Annotated, the undersigned states as follows:
     1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “Brunswick County Landfill, LLC”.
     2. Registered Office: Registered Agent. The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The Company’s registered agent at that address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the 21st day of November, 1997.

Allied Waste North America, Inc., a Delaware corporation, Sole Member

By:	/s/ Steven M. Helm Steven M. Helm, Vice President/Legal

CERTIFICATE OF AMENDMENT
OF
BRUNSWICK COUNTY LANDFILL, LLC
1.	The name of the limited liability company is Brunswick County Landfill, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is hereby changed to “Brunswick Waste Management Facility, LLC.”
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Brunswick County Landfill, LLC this 15th day of May, 1998.

ALLIED WASTE NORTH AMERICA, INC., a Delaware corporation, Sole Member

By:	/s/ Steven M. Helm Steven M. Helm
Vice President, Legal